EXHIBIT 99.1

PRESS RELEASE

For more information contact:                                                                                 FOR IMMEDIATE RELEASE
Gerald Shencavitz
Chief Financial Officer
(207) 288-3314

BAR HARBOR BANKSHARES REPORTS SECOND QUARTER 2006 EARNINGS

BAR HARBOR, Maine (July 28, 2006) – Bar Harbor Bankshares (AMEX:BHB) the parent company of Bar Harbor Bank & Trust (the "Bank"), today announced net income of $1.6 million for the quarter ended June 30, 2006 or fully diluted earnings per share of $0.53, compared with $1.7 million or fully diluted earnings per share of $0.54 for the second quarter of 2005, representing declines of $54 thousand and $0.01, or 3% and 2%, respectively.

The decline in second quarter 2006 earnings compared with the same quarter in 2005 was principally attributed to a $521 thousand decline in realized gains on the sale of securities, substantially offset by a $415 thousand decline in non-interest expense.

For the six months ended June 30, 2006, net income amounted to $3.2 million or fully diluted earnings per share of $1.03, compared with $2.9 million or fully diluted earnings per share of $0.92 for the same period in 2005, representing increases of $296 thousand and $0.11, or 10% and 12%, respectively. The increase was principally attributed to reductions in non-interest expense and, to a lesser extent, increases in net interest income and non-interest income.

In making the announcement, President and Chief Executive Officer, Joseph M. Murphy commented, "Looking back at the first half of 2006 we are pleased with our double-digit earnings increase, especially in light of the flat U.S. Treasury yield curve and the declining net interest margins being experienced by us and by the banking industry in general. Given the current interest rate environment, combined with intensifying competition for loans and deposits, we have not been able to rely on increases in net interest income to the same degree that we have enjoyed in the past. Unlike prior reporting periods, our current year-to-date earnings increase was principally driven by operating expense declines and increases in non-interest income. We are also pleased with the sustained growth of our loan portfolio, particularly commercial loan growth, while continuing to enjoy strong credit quality and low levels of provisioning for loan losses." In concluding, Mr. Murphy emphasized, "Managing and containing our operating expenses will continue to be a top priority and will remain a key factor in generating meaningful returns for our shareholders."

Financial Condition

Loans: Total loans ended the second quarter at $544 million, representing increases of $29 million and $59 million compared with December 31 and June 30, 2005, or 6% and 12%, respectively. Commercial loans continued to drive the overall growth of the Bank’s loan portfolio, posting an increase of $39 million, or 20%, compared with June 30, 2005.

Credit Quality: The Bank’s non-performing loans remained at low levels at quarter-end, representing $652 thousand or 0.12% of total loans, compared with $868 thousand and $816 thousand, or 0.17% of total loans at December 31 and June 30, 2005, respectively. Reflecting the continued stable performance of the loan portfolio, during the six months ended June 30, 2006 the Bank recorded a provision for loan losses of $43 thousand, compared with $25 thousand during the same period in 2005.

Investment Securities: Investment securities totaled $204 million at June 30, 2006, representing increases of $21 million and $54 million, or 11% and 36%, compared with December 31 and June 30, 2005, respectively. Market yields showed meaningful improvement during the first six months of 2006, presenting opportunities for increasing the Bank’s earning assets and generating higher levels of net interest income.

Deposits: Total deposits ended the second quarter at $488 million, representing increases of $42 million and $80 million, or 9% and 20% compared with December 31 and June 30, 2005, respectively. Deposit growth was largely attributed to certificates of deposit obtained in the national market, as the Bank’s earning asset growth continued to outpace retail deposit growth.

At June 30, 2006, retail deposits totaled $398 million, representing increases of $13 million and $34 million, or 3% and 9%, compared with December 31 and June 30, 2005, respectively. Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in the winter and spring, and higher deposits in summer and autumn. Management attributes the Bank’s deposit growth, in part, to the successful introduction of a new variable rate money market account product, combined with deposit pricing strategies designed to satisfy the changing expectations of its customers, as market interest rates and competitive pricing pressures continued to escalate.

Borrowings: Total borrowings amounted to $252 million at June 30, 2006, representing increases of $12 million and $43 million, or 5% and 21%, compared with December 31 and June 30, 2005, respectively. The increase in borrowings was principally utilized to help support the Bank’s strong earning asset growth.

Capital: Bar Harbor Bankshares continued to exceed regulatory requirements for well-capitalized institutions, ending the current quarter with a Tier I Capital Ratio of 7.29%.

Results of Operations

Net Interest Income: For the three months ended June 30, 2006, net interest income amounted to $5.3 million, representing a decline of $82 thousand or 2% compared with the same period last year. During the second quarter of 2006, the Federal Home Loan Bank of Boston (the "FHLB"), of which the Bank is a member and shareholder, did not declare a dividend. This action negatively impacted the Bank’s second quarter net interest income by approximately $168 thousand, based on historical dividend payout experience. Pursuant to the FHLB’s "Dividend Schedule Transition Plan," the FHLB reported to its members and shareholders that it anticipates its third quarter 2006 dividend will be "grossed up" to an equivalent accrual period matching the number of days in the second and third quarters.

For the six months ended June 30, 2006, net interest income amounted to $10.8 million, representing an increase of $94 thousand or 1%, compared with the same period last year. The increase in net interest income was principally attributed to average earning asset growth, as the net interest margin declined 46 basis points compared with the six months ended June 30, 2005. As is widely the situation throughout the banking industry, the decline in the net interest margin was largely attributed to the steady increases in short-term interest rates and an inverted U.S. Treasury yield curve, the impact of which has caused the Bank’s funding costs to increase at a faster pace than the yield on its earning asset portfolios.

Non-interest Income: For the three and six months ended June 30, 2006, total non-interest income amounted to $1.5 million and $3.1 million, representing a decline of $428 thousand or 22% and an increase of $73 thousand or 2%, compared with the same periods last year, respectively. Realized gains on the sale of securities contributed heavily to these results, posting declines of $521 thousand and $232 thousand during the three and six months ended June 30, 2006, compared with the same periods last year, respectively.

The increase in non-interest income during the six months ended June 30, 2006 compared with the same period last year was principally attributed to increases in service charges on deposit accounts, revenue from the Bank’s credit card programs and trust and financial services fees, which posted increases of 16%, 8%, and 6%, respectively. Additionally, the increase in non-interest income was aided by a $150 thousand gain on the sale of Bank owned real estate during the first quarter of 2006.

Non-interest Expense: For the three and six months ended June 30, 2006, total non-interest expense amounted to $4.5 million and $9.3 million representing declines of $415 thousand and $313 thousand, or 9% and 3%, compared with the same periods in 2005, respectively. The declines in non-interest expense were principally the result of declines in salaries and employee benefits, which were attributed to a variety of factors including: lower levels of employee health insurance during the second quarter of 2006 due to favorable claims experience; certain previously reported employee severance costs recorded during the first quarter of 2005; changes in overall staffing levels and mix; and lower levels of incentive compensation.

The Company’s non-interest expense also reflects the January 1, 2006 adoption of Statement of Financial Accounting Standards 123(Revised), "Accounting for Share-Based Payments", which mandated the expensing of stock options and other equity awards. For the six months ended June 30, 2006, the Company recognized $71 thousand of share-based compensation in salaries and employee benefits expense.

Other operating expenses also posted notable declines during the three and six months ended June 30, 2006 compared with the same periods last year. The $238 thousand or 17% decrease in other operating expense in the second quarter 2006 compared with the same quarter in 2005 was attributed to declines in a variety of expense categories including professional services, loan collection expenses, charitable contributions, marketing and public relations, office supplies and insurance.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving Down East and Mid Coast Maine.

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This earnings release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the "Company") for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words like "strategy," "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares
Selected Financial Information
(dollars in thousands except per share data)
(unaudited)

	Period End		2nd Quarter Average
Balance Sheet Data	06/30/2006	06/30/2005	2006	2005

Total assets	$ 801,948	$ 679,160	$788,578	$672,327
Total investment securities	204,315	149,816	207,526	154,657
Total loans	543,731	484,665	535,636	472,594
Allowance for loan losses	4,511	4,725	4,500	4,788
Total deposits	487,564	407,960	474,179	402,347
Borrowings	252,138	208,993	252,464	207,939
Shareholders' equity	55,470	56,223	55,738	56,310

	Three Months Ended		Six Months Ended
Results Of Operations	06/30/2006	06/30/2005	06/30/2006	06/30/2005

Interest and dividend income	$ 11,324	$ 8,945	$ 22,018	$ 17,486
Interest expense	6,056	3,595	11,263	6,825
Net interest income	5,268	5,350	10,755	10,661
Provision for loan losses	15	25	43	25
Net interest income after
provision for loan losses	5,253	5,325	10,712	10,636

Non-interest income	1,525	1,953	3,129	3,056
Non-interest expense	4,450	4,865	9,335	9,648

Pre-tax income	2,328	2,413	4,506	4,044
Income tax	682	713	1,297	1,131

Net income	$ 1,646	$ 1,700	$ 3,209	$ 2,913

Earnings per share:
Basic	$ 0.54	$ 0.55	$ 1.05	$ 0.94
Diluted	$ 0.53	$ 0.54	$ 1.03	$ 0.92

Dividends per share	$ 0.225	$ 0.210	$ 0.445	$ 0.420

Return on Average Equity	11.84%	12.11%	11.50%	10.45%
Return on Average Assets	0.84%	1.01%	0.84%	0.88%

As of June 30:	2006	2005

Tier 1 Leverage Capital Ratio	7.29%	7.78%
Book value per share	$ 18.19	$ 18.27
Tangible book value per share	$ 17.15	$ 17.24
Shares outstanding	3,048,790	3,078,095